Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 4, 2020
Registration Statement Nos. 333-224598 and 333-224598-06

$1.6 billion Verizon Owner Trust (VZOT) 2020-B   (Device Payment Plans)

Joint Bookrunners:	RBC (str), BAR, MUFG, TD
Co-managers:	Scotia Bank, SocGen, SMBC
Selling Group:	AmeriVet, CastleOak

CLS	SIZE($MM)	WAL	M/F	P.WIN	E.FNL	L.FNL	BNCH SPRD	YLD%	CPN%	$Px
A	1,425.70	2.48	Aaa/AAA	25-37	09/23	02/25	iSwp+29	0.479	0.47	99.97900
B	98.30	3.11	Aa1/AA	37-37	09/23	02/25	iSwp+50	0.689	0.68	99.97538
C	76.00	3.11	Aa3/A	37-37	09/23	02/25	iSwp+65	0.839	0.83	99.97689

Expected Pricing:	*PRICED*	Ticker:	VZOT 2020-B
Expected Settle:	08/12/20	Registration:	Public/SEC Registered
First Payment:	09/20/20	ERISA Eligible:	Yes
Expected Ratings:	Moody's, Fitch	RR Compliance:	US-Yes; EU-No
Bill & Deliver:	RBC	Pricing Speed:	100% PPC to 10% Call
		Min Denoms:	$1k x $1k

		CUSIPs	A: 92290B AA9
B: 92290B AC5
C: 92290B AD3
Available Materials
- Preliminary Prospectus, Free Writing Prospectus (attached)
- Intex CDI (attached)
- Intexnet dealname: "RBCVZO200B"; password "JU67"
- Deal roadshow: www.dealroadshow.com; password "VZOT2020B"

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.